Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 13,000,000.00	0.0001381	$ 1,795.30
Fees Previously Paid
	Total Transaction Valuation:	$ 13,000,000.00
	Total Fees Due for Filing:			$ 1,795.30
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,795.30
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of July 6, 2026 (the "Purchase Agreement"), by and among XWELL, Inc. (the "Company"), XpresSpa Holdings, LLC, XpresTest, Inc., and Express Wellness Group, LLC. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, the filing fee has been calculated on the basis of the maximum aggregate consideration payable pursuant to the Merger Agreement, which is $13,000,000.00, representing the Base Purchase Price. The filing fee equals $1,795.3, calculated at a rate of $138.10 per $1,000,000 of transaction value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources